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                                                                    Exhibit 23.2

                        Consent of Independent Auditors

The Board of Directors
Comptek Research, Inc.:

We consent to the incorporation by reference herein of our reports dated May 17, 2000, relating to the consolidated balance sheets of Comptek Research, Inc. and subsidiaries as of March 31, 2000 and 1999 and the related consolidated statements of income, shareholders' equity and cash flow for each of the years in the three-year period ended March 31, 2000 and the related financial statement schedule, which reports appear in the March 31, 2000, annual report on Form 10-K of Comptek Research, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

                                                                    /s/ KPMG LLP

August 8, 2000
Buffalo, New York